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                                                                    EXHIBIT 99.2


                        INDEPENDENT ACCOUNTANTS' REPORT

The Board of Directors
Wells Fargo Bank N.A.

We have examined management's assertion, included in the accompanying Management Assertion, that Wells Fargo Bank N.A. as servicer for the First Security Auto Grantor Trusts 1997-B, and 1998-A, the First Security Auto Owner Trust 1998-1, 1999-1, 1999-2, 2000-1, and 2000-2, the First Security Auto Conduit 2000-A and 2000-B, and Wells Fargo Auto Owner Trust 2001-A complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers, as applicable, as of and for the year ended December 31, 2001. Management is responsible for Wells Fargo Bank N.A.'s compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about Wells Fargo Bank N.A.'s compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Wells Fargo Bank N.A.'s compliance with the minimum servicing standards specified above and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Wells Fargo Bank N.A.'s compliance with the minimum servicing standards.

In our opinion, management's assertion that Wells Fargo Bank N.A. as servicer for the First Security Auto Grantor Trusts 1997-B, and 1998-A, the First Security Auto Owner Trust 1998-1, 1999-1, 1999-2, 2000-1, and 2000-2, the First
Security Auto Conduit 2000-A and 2000-B, and Wells Fargo Auto Owner Trust 2001-A complied in all material respects with the minimum servicing standards, as applicable, as of and for the year ended December 31, 2001 is fairly stated, in all material respects.


/s/ KPMG LLP

March 15, 2002